UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities and Exchange Act of 1934
Date of Report: May 31, 2013
(Date of earliest event reported)
AGILYSYS, INC.
(Exact name of registrant as specified in its charter)

Ohio	000-5734	34-0907152

(State or other jurisdiction	(Commission File Number)	(IRS Employer Identification No.)
of incorporation)

425 Walnut Street, Suite 1800, Cincinnati, Ohio	45202

(Address of principal executive offices)	(ZIP Code)
Registrant’s telephone number, including area code: (770) 810-7800

N/A
(Former name or former address, if changed since last report.)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

£	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

£	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

£	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

£	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.

On May 31, 2013, Agilysys, Inc. (the “Company”) and Kyrus Solutions, Inc. (“Buyer”), an affiliate of Clearlake Capital Group, L.P., entered into an asset purchase agreement (the “Purchase Agreement”) pursuant to which the Company agreed to sell certain assets of its Retail Solutions Group business (the “RSG Business”) to Buyer for a purchase price of $34,550,000, subject to adjustment based on final working capital (the “RSG Sale”).

Each of the Company and Buyer has made representations, warranties and covenants relating to itself and, in the case of the Company, with respect to the RSG Business, including, among other things, pre-closing covenants that, subject to certain specified exceptions: (i) the Company will conduct the RSG Business in the ordinary course consistent with past practice, (ii) use commercially reasonable efforts to preserve its relationships and goodwill with customers, suppliers, distributors, creditors and employees, and (iii) comply with certain specific operating covenants. The Purchase Agreement also requires Buyer to make offers of employment to all active RSG employees and that the offers include compensation that is, in the aggregate, substantially similar to that offered by the Company.

In addition, the Company is subject to a non-solicitation provision which prohibits the Company from (i) soliciting, initiating or encouraging the submission of any inquiries, offers or proposals relating to the acquisition of the Company or all or substantially all of the Company’s assets by any third party (an “Acquisition Proposal”), (ii) entering into a letter of intent or agreement with respect to an Acquisition Proposal, or (iii) participating in discussions or furnishing non-public information to facilitate an Acquisition Proposal. However, under certain circumstances, the Company may respond to and pursue an unsolicited Acquisition Proposal.

The Purchase Agreement provides that each of the Company and Buyer will indemnify the other for certain losses, subject to certain limits, which, in the case of breaches of representations and warranties of the Company are subject to a de minimis limitation of $15,000, an indemnification threshold of $300,000 and an indemnification cap of approximately $5,180,000, subject to certain exceptions.

The Purchase Agreement contains certain termination rights for each of the Company and Buyer, including the right of either party to terminate the Purchase Agreement in the event that the closing of the RSG Sale has not occurred on or before August 15, 2013. The Purchase Agreement further provides that, upon a termination in certain specified circumstances relating to Acquisition Proposals, the Company may become obligated to pay Buyer a termination fee of $2,000,000 and reimburse expenses up to $1,250,000.

The closing of the RSG Sale is subject to certain conditions and is expected to occur in the Company’s fiscal second quarter, which ends September 30, 2013.

The Purchase Agreement contains certain post-closing covenants, including that (i) for a period of four years after the closing of the RSG Sale, the Company will not install or support point of sale systems and related mobility solutions in, or sell any product or service sold by the RSG Business prior to the closing date to, certain categories of retail businesses, anywhere in the United States and Canada, and (ii) for a period of four years after the closing of the RSG Sale, neither the Company nor Buyer will solicit the employment of any employees of the other party or their affiliates.

Upon the closing of the RSG Sale, the Company and Buyer will enter into a transition services agreement pursuant to which each of the parties will provide certain transitional, administrative and support services to the other party for a period of six months, which may be extended for an additional thirty days.

The foregoing description of the Purchase Agreement does not purport to be complete and is qualified in its entirety by reference to the Purchase Agreement, which is attached as Exhibit 2.1 to this Current Report on Form 8-K and is incorporated herein by reference.

Item 8.01	Other Events.

On June 3, 2013, the Company issued a press release announcing the transaction. A copy of the press release is attached as Exhibit 99.1 to this Current Report on Form 8-K and is incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits.
(d) Exhibits

Exhibit No.        Description

2.1	Asset Purchase Agreement by and between Kyrus Solutions, Inc. and Agilysys, Inc., dated May 31, 2013.

99.1	Press release dated June 3, 2013.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AGILYSYS, INC.
By:	/s/Kyle C. Badger
Kyle C. Badger
Senior Vice President, General Counsel and Secretary

Date: June 4, 2013

Exhibit Index

Exhibit Number        Description

2.1	Asset Purchase Agreement by and between Kyrus Solutions, Inc. and Agilysys, Inc., dated May 31, 2013.

99.1	Press release dated June 3, 2013.